UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8‑K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2016
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National Storage Affiliates Trust
(Exact name of registrant as specified in its charter)

Maryland	001‑37351	46-5053858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 DTC Parkway, Suite 200 Greenwood Village, Colorado, 80111 (Address of principal executive offices)

(720) 630-2600
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
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Item 1.01.    Entry into a Material Definitive Agreement.
On December 12, 2016, National Storage Affiliates Trust, a Maryland real estate investment trust (the “Company”), and NSA OP, LP, a Delaware limited partnership (the "Operating Partnership"), entered into an underwriting agreement with Jefferies LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in Schedule A thereto, under which the Company agreed to sell, and the underwriters agreed to purchase, subject to the terms and conditions set forth in the underwriting agreement, an aggregate of 4,500,000 of the Company's common shares of beneficial interest, par value $0.01 per share (the "Shares") at a price of $20.48 per share. In addition, the Company granted to the underwriters a 30-day option to purchase up to an additional 675,000 Shares at the same price. The Company received aggregate net proceeds from the offering of approximately $91.7 million after deducting the estimated offering expenses. The Shares are being offered and sold under a prospectus supplement and accompanying prospectus filed with the U.S. Securities and Exchange Commission pursuant to a shelf registration statement on Form S-3 (File No. 333-211570). The offering closed on December 16, 2016.
A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
1.1
Underwriting Agreement, dated December 12, 2016, among National Storage Affiliates Trust and NSA OP, LP and Jefferies LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL STORAGE AFFILIATES TRUST

By:	/s/ TAMARA D. FISCHER
Tamara D. Fischer
Executive Vice President and Chief Financial Officer

Date: December 16, 2016